Exhibit 99.1

Conference call:	Today, Tuesday, March 14, 2006 at 4:30 P.M. EST
Webcast / Replay URL:	http://www.wave.com
Dial-in numbers:	212-676-4900 or 415-537-1988

Wave Systems Reviews 2005 Results and
Highlights its Progress in the Trusted Computing Marketplace

Lee, MA – March 14, 2006 - Wave Systems Corp. (NASDAQ: WAVX; www.wave.com) today reported results for its fourth quarter (Q4) and year ended December 31, 2005 and reviewed recent corporate progress and other developments.

For the year ended December 31, 2005, Wave reported that net revenues rose nearly four-fold to $1,018,000, compared to revenue of $209,000 in 2004.  The increase principally reflects initial royalty income related to the shipment of Wave’s software by OEM partners.  Reflecting lower SG&A expenses, partially offset by a slight increase in R&D expenses, Wave achieved a modest improvement in operating loss, which was $18.5 million and $19.4 million for the years ended December 31, 2005 and 2004, respectively.  Wave’s net loss was $17.6 million for 2005, compared to a 2004 net loss of $14.5 million, which included the benefit of a $4.3 million gain on the sale of marketable securities.  On a per share basis, Wave’s net loss per basic share was $0.21 in both 2005 and 2004.  The weighted average number of basic shares outstanding in 2005 and 2004 was 83,179,000 and 69,041,000, respectively.

Wave’s Q4 2005 net revenues rose to $348,000, compared to Q4 2004 net revenues of $108,000, principally due to higher royalties earned on increased shipments of Wave software and technology by Wave OEM partners.  Wave reported a net loss of $4.5 million, or $0.05 per basic share, for the fourth quarter of 2005, compared to a net loss of $3.0 million, or $0.04 per basic share, in Q4 2004.  The year-ago fourth quarter included the benefit of a $1.4 million gain on the sale of marketable securities and a $135,000 charge reflecting an increase in Wave’s liability for outstanding warrants containing cash settlement features.  The weighted average number of basic shares outstanding in the fourth quarters of 2005 and 2004 was 89,132,000 and 71,793,000, respectively.

Steven Sprague, Wave’s president and CEO, commented, “The 2005 fourth quarter and full year were productive periods for Wave and the trusted computing industry.  Wave has developed and demonstrated a strong set of industry applications for the enterprise to manage an installed base of computers with TPMs.  These applications include Key management and backup, Remote management of the TPM, Trusted Drive management, Platform Trust Services and Authentication servers.  We feel these applications should provide the justification for an enterprise to upgrade their Wave software which would generate additional revenue from the installed base of computers with TPMs and our bundled solutions.  Importantly, the momentum for trusted computing and Wave’s related products appears to be continuing so far this year.”

During the second half of 2005 and to date in 2006, Wave has continued to invest in its products and to make solid progress with its OEM partners.  Updated versions of Wave’s Embassy Trust Suite software have been delivered to, and accepted by, Wave’s three primary OEM partners for bundling by these partners with certain of their PC and motherboard products.  A version of Wave’s software began shipping on PC’s during Q1 2006.  Based on Wave’s continuing collaboration with OEM partners, Wave expects that shipments of PC’s and motherboards that include Wave’s software as a bundled feature should increase in Q2 2006 and continue to increase during the latter part of 2006.

While it is not possible to predict with any certainty the volume of anticipated shipments, based on joint marketing and sales discussions with its OEM partners, Wave’s preliminary expectations are that in excess of 50 million PC’s or motherboards that include Wave’s Trusted Computing software could be shipped by Wave’s current OEM partners over the next three years.  Wave’s current shipment expectations are based only on the product lines on which Wave’s software is currently expected to be bundled by its existing base of OEM partners.  These estimates could change at any time.  There are no contractual commitments by OEM partners for minimum royalties or minimum product shipments.   For each unit of its software bundled on an OEM partners’ PC or motherboard that has been shipped, Wave is entitled to royalties which can depend on volumes shipped by each OEM.

Beyond potential royalties from bundling, Wave’s business model also anticipates the possible sale of software upgrades to recipients of its bundled Embassy Trust Suite software.  Though Wave cannot yet predict the market for such upgrades, the upgrades do provide important functionality aimed at enterprise implementation of Trusted Computing solutions.  Wave anticipates average aggregate revenue per seat of approximately $50 for Embassy Trust Suite upgrades and related server software.  Wave currently expects that such upgrade activity will likely not occur on any meaningful scale until some time in 2007, reflecting the normal enterprise IT adoption/procurement timelines.  Wave anticipates that any upgrade activity will be largely limited to enterprises until such time as trusted computing has become more broadly known and understood by consumers.  Wave cannot predict when or if software upgrades will provide material revenue.

These forward looking statements are predicated on a variety of factors outside of Wave’s control, including the accuracy of preliminary forecasts by OEM partners, timing of OEM shipments, enterprise demand for trusted computing solutions, the success of OEM marketing efforts, engineering or support requirements of OEM partners, and other related factors.

Balance Sheet Snapshot & Auditor’s Opinion Letter Disclosure

As of December 31, 2005, Wave had total current assets of $2.5 million and no long-term debt.  Subsequent to year-end, the Company completed a $4.4 million equity financing pursuant to a $25 million shelf registration statement declared effective by the Securities and Exchange Commission on January 13, 2006.  Pursuant to Rule 4350 of the NASD Marketplace Rules, Wave is announcing, as it did last year at this time, that its auditors’ opinion letter which will be contained in Wave’s Form-10-K for the year ended December 31, 2005 raises “substantial doubt” about Wave’s ability to continue as a going concern given its recurring losses from operations, working capital position and its accumulated deficit.

Summary of recent progress/developments:

(for more details, please visit www.wave.com):

•                  SmartSignature Server: In October Wave introduced SmartSignature Server, a new modular component of Wave’s eSign Transaction Management Suite (eTMS), that integrates e-signature applications into the document process without additional plug-ins.

•                  PC OEM License Agreement: In mid November, as disclosed by Wave in a Form 8-K, a PC OEM signed a license agreement with Wave permitting the distribution of a custom version of Wave’s Embassy® Trust Suite security software technology on all of the PC OEM’s business PCs equipped with TPMs.  Wave receives a per-unit royalty based on shipments including the custom Embassy technology.  The contract has no guaranteed minimum quantities or royalties.  An expanded and more powerful suite of trusted computing software, offering enhanced security management as well as improved data protection, will continue to be available to customers as a purchase option from the OEM.

•                  NCI Information Systems, Inc.: In December Wave teamed with NCI Information Systems in connection with a contract awarded by the United States Army Information Systems Engineering Command (USAISEC) to NCI to provide information systems engineering and information technology support to the USAISEC, and other federal agencies worldwide.  The terms upon which Wave will participate in the project are subject to the completion of one or more subcontracts to be entered into between Wave and NCI.

•                  Operational Research Consultants, Inc.: In January, Wave teamed with Operational Research Consultants, Inc. (ORC) in connection with the first Blanket Purchase Agreement award issued under the new U.S. General Services Administration “Authentication Products and Services” Category Special Item No. 160 32, part of existing IT Schedule 70 (the “ORC ACES BPA”).  The terms upon which Wave will participate in the project are subject to the completion of a subcontract to be entered into between Wave and ORC.

•                  NTT DATA Corporation MOU:  In late January Wave signed a non-binding memorandum of understanding with NTT DATA to form a distributor and systems integrator relationship to resell Wave’s Embassy secure software technology for the trusted computing market in Japan.  The MOU is a non-binding expression of the parties’ current intentions; both parties hope to complete a definitive agreement by the end of the second quarter.

•                  PC OEM License Agreement:  As disclosed by Wave in a Form 8-K filed in late January, Wave signed a license agreement with a second PC OEM permitting the distribution of a custom version of Wave’s Embassy Trust Suite security software technology with the OEM’s PCs equipped with TPMs.  Wave receives a per-unit royalty based on the PC OEM’s shipment volumes of products that include the custom Embassy technology.  The contract does not provide for guaranteed minimum quantities or royalties.  In early March, the PC OEM formally announced its product line which includes Wave’s Embassy technology.

•                  U.S. Army CB2 Specification: In February, the U.S. Army Small Computer Program published the new Consolidated Buy-2 (CB2) Desktop and Notebook minimum specifications for Army customers.  The new specification, a milestone in the adoption of trusted computing standards, requires desktop and laptop personal computers be equipped with the new open security chip hardware TPM.

•                  Consulting Service Contract: As disclosed by Wave in a Form 8-K filed in February, Wave was awarded a $319,000 contract to provide consulting services in connection with a study to evaluate the implementation of trusted computing solutions for the government.  The term of the project, which is already underway, is expected to be four months.

•                  RSA Demos:  In February Wave demonstrated its Embassy secure software technology delivering platform integrity services that enable the Trusted Network Connect (TNC) architecture interface for Platform Trust Service on PCs equipped with TPMs.  As part of the demonstration, Wave used its Embassy platform integrity technology to provide these client functions in concert with IT department policies set through network equipment and software from Nortel and Juniper Networks.

Wave and Seagate also demonstrated the Seagate Momentus 5400 FDE, a 2.5-inch, 5400-RPM notebook hard drive equipped with hardware-based Full Disc Encryption (FDE), delivering the highest levels of data security, and Wave’s Embassy Security Center software.  Wave’s Trusted Drive Manager is designed to provide organizations with an easy way to set up and configure the Momentus 5400 FDE drive and to automate protection and management of passwords and encryption keys.

About Wave Systems

Consumers and businesses are demanding a computing environment that is more trusted, private, safe and secure.  Wave is a leader in delivering trusted computing applications and services with advanced products, infrastructure and solutions across multiple trusted platforms from a variety of vendors.  Wave holds a portfolio of significant fundamental patents in security and e-commerce applications and employs some of the world’s leading security systems architects and engineers. For more information about Wave, visit http://www.wave.com.

Safe Harbor for Forward-Looking Statements

Except for the statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include general economic and business conditions, the ability to fund operations, the ability to forge partnerships required for deployment, changes in consumer and corporate buying habits, chip development and production, the rapid pace of change in the technology industry and other factors over which Wave Systems Corp. has little or no control.  Wave Systems assumes no obligation to publicly update or revise any forward-looking statements.

All brands are the property of their respective owners.

Contact:
Gerard T. Feeney, CFO	David Collins, Richard Land

Wave Systems Corp.

Jaffoni & Collins

info@wavesys.com	wavx@jcir.com
413/243-1600	212/835-8500

Wave Systems Corp. and Subsidiaries

(a development stage company)

Consolidated Balance Sheets

(in thousands)
(Unaudited)

	December 31, 2005	December 31, 2004

Assets
Current Assets:
Cash and cash equivalents	$2,006	$5,806
Marketable securities	—	722
Accounts receivable	335	98
Prepaid expenses	140	174
Total current assets	2,481	6,800

Property & equipment, net	754	1,435
Other assets	195	219
Total assets	3,430	8,454

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	3,089	2,900
Deferred revenue	504	351
Total current liabilities	3,593	3,251

Liability for warrants containing cash settlement provisions	3	493
Total liabilities	3,596	3,744

Total stockholders’ equity (deficit)	(166)	4,710
Total Liabilities and Stockholders’ Equity	$3,430	$8,454

Wave Systems Corp. and Subsidiaries

(a development stage corporation)

Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004

Revenues
Licensing	335	89	974	183
Services	13	19	44	19
Hardware Products	—	—	—	7
Total net revenues	$348	$108	$1,018	$209

Cost of Sales
Licensing	183	73	682	133
Services	13	13	44	14
Hardware Products	—	—	—	5
Total Cost of Sales	196	86	726	152

Gross Profit	152	22	292	57

Operating Expenses:
Selling, general and administrative	2,839	2,560	11,560	12,255
Research and development	1,846	1,724	6,938	6,853
Write-off of impaired assets	—	—	—	301
	4,685	4,284	18,498	19,409

Net Interest income, other	14	6	73	25
Gain (loss) on sale of marketable securities	(11)	1,423	81	4,330
Unrealized gain (loss) in value of warrant liability	35	(135)	490	499
	38	1,294	644	4,854

Net loss	(4,495)	(2,968)	(17,562)	(14,498)

Net loss per share - basic	$(0.05)	$(0.04)	$(0.21)	$(0.21)

Weighted average shares outstanding - basic	89,132	71,793	83,179	69,041

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